Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

First Quarter 2006 Earnings

April 26, 2006, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended March 31, 2006. Total revenues for the quarter ended March 31, 2006 increased 10.4% to $33,467,000 compared to $30,307,000 for the 2005 quarter. Operating income, defined as net income available to common stockholders before minority interests and preferred stock dividends, increased 10.1% to $9,509,000 compared to $8,639,000 for the comparable 2005 quarter. Net income available to common stockholders was $5,707,000 or $0.33 per diluted share for the 2006 quarter, a per share increase of 17.9% compared to net income available to common stockholders of $4,610,000 or $0.28 per diluted share for the 2005 quarter. Successful leasing activity at several core shopping centers and operating income from developments completed during the trailing twelve months produced the significant portion of increased operating income for the 2006 first quarter.

Same property revenues for the total portfolio increased 4.5% for the 2006 first quarter compared to the same quarter in 2005 and same property operating income increased 4.6%. Same property operating income in the shopping center portfolio increased 6.4% for the 2006 first quarter compared to the prior year’s quarter. Same property operating income in the office portfolio was unchanged for the 2006 quarter. Successful leasing activity at several core shopping centers was the primary contributor to the improvement in same property results. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Additionally, Lexington Mall results are not included in same property performance due to the planned redevelopment of the center. Property operating income is calculated as total property revenue less property operating expenses, provision for credit losses and real estate taxes.

As of March 31, 2006, 96.8% of the operating portfolio was leased, compared to 92.4% a year earlier. The 2005 leasing percentage was adversely impacted by 133,000 square feet of vacant space in the Lexington Mall which the Company was not leasing in anticipation of redeveloping the shopping center. Since September 30, 2005, the Company has been actively planning the redevelopment of the property and has taken the space out of service. On a same property basis, 96.8% of the portfolio was leased, compared to the prior year level of 93.9%. The increase in 2006 leasing percentage resulted from the lease-up of space at Great Eastern Plaza, Southside Plaza and Olde Forte Village and to a lesser extent, improved leasing at several other properties.

www.SaulCenters.com

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 13.3% to $13,885,000 in the 2006 first quarter compared to $12,254,000 for the same quarter in 2005. The $1,631,000 increase in FFO available to common shareholders in the 2006 quarter resulted primarily from increased operating income from successful leasing activity at several core shopping centers and operating income from new developments. On a diluted per share basis, FFO available to common shareholders increased 10.7% to $0.62 per share in 2006 compared to $0.56 for the 2005 quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 45 community and neighborhood shopping center and office properties totaling approximately 7.6 million square feet of leasable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Real estate investments
Land	$145,760	$139,421
Buildings	595,728	575,504
Construction in progress	50,376	47,868

	791,864	762,793
Accumulated depreciation	(200,267)	(195,376)

	591,597	567,417
Cash and cash equivalents	7,754	8,007
Accounts receivable and accrued income, net	23,505	23,410
Lease acquisition costs, net	20,212	19,834
Prepaid expenses	2,293	2,540
Deferred debt costs, net	5,916	5,875
Other assets	6,918	4,386

Total assets	$658,195	$631,469

Liabilities
Mortgage notes payable	$490,519	$471,931
Revolving credit facility	10,500	10,500
Dividends and distributions payable	11,379	11,319
Accounts payable, accrued expenses and other liabilities	17,818	13,679
Deferred income	10,601	9,558

Total liabilities	540,817	516,987

Minority Interests	4,606	3,068

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	170	169
Additional paid in capital	126,115	123,339
Accumulated deficit	(113,513)	(112,094)

Total stockholders’ equity	112,772	111,414

Total liabilities and stockholders’ equity	$658,195	$631,469

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Revenue
Base rent	$26,900	$24,132
Expense recoveries	5,513	4,980
Percentage rent	326	504
Other	728	691

Total revenue	33,467	30,307

Operating Expenses
Property operating expenses	3,968	3,773
Provision for credit losses	80	54
Real estate taxes	3,052	2,583
Interest expense and deferred debt amortization	8,019	7,409
Depreciation and amortization	6,376	5,615
General and administrative	2,463	2,234

Total operating expenses	23,958	21,668

Operating Income	9,509	8,639
Minority Interests	(1,802)	(2,029)

Net Income	7,707	6,610
Preferred Dividends	(2,000)	(2,000)

Net Income Available to Common Stockholders	$5,707	$4,610

Per Share Net Income Available to Common Stockholders :
Basic	$0.34	$0.28

Diluted	$0.33	$0.28

Weighted Average Common Stock Outstanding :
Common stock	16,911	16,468
Effect of dilutive options	152	89

Diluted weighted average common stock	17,063	16,557

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO) (1)
Net Income	$7,707	$6,610
Add: Real property depreciation & amortization	6,376	5,615
Add: Minority interests	1,802	2,029

FFO	15,885	14,254
Less: Preferred dividends	(2,000)	(2,000)

FFO available to common shareholders	$13,885	$12,254

Weighted Average Shares Outstanding :
Diluted weighted average common stock	17,063	16,557
Convertible limited partnership units	5,347	5,201

Diluted & converted weighted average shares	22,410	21,758

Per Share Amounts:
FFO available to common shareholders	$0.62	$0.56

Reconciliation of Net Income to Same Property Operating Income
Net Income	$7,707	$6,610
Add: Interest expense and deferred debt amortization	8,019	7,409
Add: Depreciation and amortization	6,376	5,615
Add: General and administrative	2,463	2,234
Less: Interest income	(67)	(140)
Add: Minority interests	1,802	2,029

Property operating income	26,300	23,757
Less: Acquisitions & developments	(1,584)	(95)
Less: Lexington Mall	(19)	(56)

Total same property operating income	$24,697	$23,606

Total Shopping Centers	$18,045	$16,958
Total Office Properties	6,652	6,648

Total same property operating income	$24,697	$23,606

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“REITs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.